Exhibit 99.1
Martin Midstream Partners L.P.
Q1 2010 Earnings Conference Call
May 6, 2010
8:00 a.m., Central Time
MANAGEMENT DISCUSSION SECTION
Operator: Good day ladies and gentlemen and welcome to the Martin Midstream First Quarter 2010 Earnings Conference Call. At this time all participants are in a listen-only mode later we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions]. As a reminder this conference call is being recorded.
I would now like to turn the conference over to your host Mr. Bob Bondurant, you may begin.
Robert D. Bondurant, Executive Vice President and Chief Financial Officer
Thank you Mimi and to let everyone know who’s on the call today we have Ruben Martin, Chief Executive Officer and Chairman of the Board, Don Neumeyer, Executive Vice President of Operations, Wes Martin, Vice President of Business Development and Joe McCreery, Vice President Finance & Head of Investor Relations.
Before we get started with financial and operational results for the first quarter, I need to make this disclaimer. Certain statements made during this conference call may be forward-looking statements relating to financial forecast, future performance and our ability to make distributions to unit holders. The words Anticipate estimate, expect and similar expressions are intended to be among the statements that identify forward-looking statements made during the call. We report our financial results in accordance with generally accepted accounting principles and use certain non-GAAP financial measures within the meanings of the SEC Regulation G, such as distributable cash flow, or DCF, and earning before interest taxes, depreciation and amortization, or EBITDA.
We use these measures because we believe it provides users of our financial information with meaningful comparisons between current results and prior reported results, and it can be a meaningful measure of the Partnership’s cash available to pay distributions. Distributable cash flow should not considered an alternative to cash flow from operating activities. Furthermore, distributable cash flow is not a measure of financial performance or liquidity under GAAP, and should not be considered in isolation as an indication of our performance. We also included in our press release issued yesterday a reconciliation of distributable cash flow to the most comparable GAAP financial measure. Both our earnings press release and our first quarter 10-Q are available at our website, www.martinmidstream.com.
Now I’d like to discuss our first quarter performance. For the first quarter we had net income of $1.8 million or $0.04 per limited partner unit. In the first quarter as a result of issuing $200 million of senior unsecured notes, we chose to our early extinguish our interest rate derivative hedge positions. These interest hedge positions had effectively allowed us to swap a portion of our revolving floating rate bank debt to fixed rate debt. With a new fixed rate debt structure of our senior notes we no longer needed these floating to fix interest rate swaps. The early extinguishment of these swaps negatively impacted the income statement by $3.8 million or $0.22 per limited partner unit.
Also we had result of our senior notes issuance, one lender left our credit facility. As result of this we had a one-time non-cash write-off the deferred debt cost associated with that particular lender of a $0.5 million or $0.03 per LP unit. Offsetting these negative adjustments were positive non-cash mark-to-market adjustments of certain commodity and interest rate hedges that did not qualify for hedge accounting. Our net earnings were positively impacted by $3.1 million or $0.18 per limited partner unit by this net non-cash mark-to-market adjustments. So this regarding these one-time charges resulting from the issuance of our new senior notes and disregarding the positive non-cash impact of mark-to-market adjustments, our earnings would have been $3 million or $0.11 per LP unit.
As with other MLPs we believe the most important measure of our performance is distributable cash flow. Our DCF for the first quarter was $12.9 million, a distribution coverage of 0.98 times on our February distribution and coverage of 0.89 times on our May distribution. The difference in coverage ratios is a result of 1.65 million new common units we issued in mid-February. Based upon our current $0.75 quarterly distribution, and yesterdays close price of $30.08, our LP units are currently yielding 10%.
Now I’d like to discus our first quarter performance by segment. In our terminalling segment our cash flow which is defined as operating income, plus depreciation and amortization, but excluding any gain on sale of assets was $7.3 million in the first quarter, compared to $6.1 million in the fourth quarter.
Our specialty terminal cash flow increased by $1.1 million primarily due to the throughput fees earned by the Cross Refinery assets. The Cross assets contributed an additional actual cash flow of $1.5 million in the first quarter, compared to the fourth quarter primarily due to the timing of the purchase of the Cross assets in late November of ‘09.
Also, it is important to note that the Cross assets were down two weeks for annual turnaround work, which cost processing volumes and revenue to be less than a normal quarter. The increase in cash flow from the Cross assets was offset by reduced cash flow from one of our specialty terminals that handles and throughputs sulfuric acid.
Throughput acid volumes were 42% lower in the first quarter compared to the fourth quarter as a result of more normalized volume demand in the first quarter compared to the fourth quarter. We also had a $100,000 increase in cash flow from our marine shore-based terminals in the first quarter. This was primarily result of increased diesel throughput volumes at our marine shore bases.
Looking to the second quarter, the Cross assets will not experience a turnaround and should operate at capacity for the entire quarter, which should increase cash flow. We also should see increased cash on the second quarter at our marine shore bases as diesel throughput volumes are continuing to increase.

In our Natural Gas Services Segment, we had operating income of $2.3 million in the first quarter compared to $400,000 in the fourth quarter. In the first quarter we had approximately $100,000 non-cash commodity hedging mark-to-market loss compared to a $0.5 million non-cash mark-to-market loss in the fourth quarter. So excluding non cash mark-to-market adjustments, we had operating income of around $2.3 million in the first quarter compared to $900,000 in the fourth quarter.
Complementing our Natural Gas Services is our cash flow from our unconsolidated entities, which is primarily our 50% owned operating interest in the Waskom Gas Processing Plant. For the first quarter our cash flow generated from these unconsolidated entities was $3.4 million compared to $2.3 million in the fourth quarter. So, excluding the impact of non-cash mark-to-market adjustments and including our distributions from unconsolidated entities and adding back depreciation and amortization, our Natural Gas Services cash flow for the fist quarter was $6.9 million compared to $4.3 million in the fourth quarter.
During the fist quarter, our average processing volume at the Waskom plant was 247 million cubic feet per day compared to 242 million cubic feet per day in the fourth quarter. This continued reduced volume average relative to our 285 million cubic feet per day capacity, is primarily result of a third party pipeline interruption. However, the result of our $20 million Waskom Midstream acquisition investment in mid-January, volumes were restored by late January to our Waskom plant.
As a result of the rerouting of gas through this acquisition’s assets, along with new production coming online, gas volumes at Waskom have recovered to over 280 million cubic feet per day in April. Waskom’s current processing contract mix is 45% percent of liquids, 37% fee-based, 18% percent of proceeds and less that 1% keep-whole.
We currently have 47% of our 2010 volumes hedged and 7% of 2011 volumes hedged. For the remainder of 2010, factoring in our hedged volumes, a $1 change in natural gas pricing effects our cash flow by $110,000 per month and a $10 change in oil pricing effects our cash flow by $55,000 per month.
Of our $6.9 million cash flow in the first quarter in the natural gas services, $3 million came from our wholesale natural gas liquids business. This was $1 million increase in cash flow over the fourth quarter, driven primarily by the cold weather demand for NGLs in our Southeastern U.S. market area.
Looking to the second quarter, this wholesale NGL cash flow will be reduced by decreased seasonal demand for propane but will somewhat be offset by higher processed gas volumes at Waskom. In our sulfur services segment, our cash flow was $4.5 million in the first quarter compared to $3.6 million in the fourth quarter. Our cash flow in the fertilizer side of sulfur services segment was $2.9 million, a $1.5 million increase over the fourth quarter. Although this cash flow increase was respectable, it was not what our internal forecast had anticipated. This was because our sulfuric acid plant in Plainview was down for the first 65 days of the quarter.

We believe the downtime negatively impacted first quarter cash flow by $2.4 million. We had originally expected the downtime to cost us only $1 million.
The lengthy downtime was started by an electrical outage caused by a winter storm. When power came back online after some time, we continually had startup issues, including damaged boiler tubes that had to be reworked and repaired. When we saw these issues, we chose to move our scheduled fourth quarter 2010 turnaround to the first quarter, which extended the length of our downtime until March 5.
So how do we protect against unscheduled interruptions in the future? Historically acid plant operational issues have always began with power outages or power interruptions. Historically these power interruption problems create numerous start-up issues to try and get the acid plant up and running again. So to rid ourselves of power supply interruptions, we’re putting a $3.5 million co-generation plant that will ensure we’re completely independent from the current electricity provider. This co-generation plant should be online by the fourth quarter. We believe this co-generation plant will be a significant insurance policy against future unexpected downtime with our sulfuric acid plant.
Now we do have a bit of a silver lining with this unscheduled downtime. Of the $2.4 million impact of the first quarter cash flow from the asset plant downtime, $1 million was repair maintenance costs that were scheduled to be spent in the fourth quarter of this year. We will now be able to forego this scheduled fourth-quarter turnaround and its related costs later this year, so significant amount loss profits in the first quarter will be made up in the fourth quarter.
On the pure sulfur side of the sulfur services segment, cash flow was $1.6 million in the first quarter, a $900,000 decrease from the fourth quarter. This decrease is primarily driven by a scheduled coast guard dry docking of our off-shore sulfur tub. The dry docking was completed in the first quarter and cash flow for the pure sulfur side of the sulfur services segment should improve in the second quarter. That improvement plus improvement on the fertilizer cash flow should mean increased second quarter cash flow from the sulfur services segment when compared to the first quarter.
Now in our marine transportation segment, we’d cash flow of $3.9 million in the first quarter compared to $5.2 million in the fourth quarter. This decrease was caused by a continued softeness in demand on the inland side of our business. We had 15% of our inland tows roll off higher priced term contracts to the spot market in the first quarter. Although our best was remained working for existing customer base, the tows that rolled off to the spot market received reduced day rates. However, in the second quarter, we have termed out for one year an incremental 15% of our inland fleet, to bring our total inland fleet under contract to 94%.
Additionally, negatively impacting inland cash flow was an increase in one time repair and maintenance expense of approximately $400,000. We also had an unusual bad debt charge of $300,000 in the first quarter. So when one factors out these two unusual charges, our inland cash flow would have been down only $600,000. Also because of our recent four-year investment plan into both old and new marine equipment, the marine transportation segment had no maintenance capital expenditures in the first quarter. We continue to believe that we will experience reduced maintenance capital expenditures in this segment relative to prior years as a result of this four-year investment plant that has reduced our average fleet age from 33 years to 19 years.
So to summarize the first quarter activity, despite a scheduled refinery turnaround and an acceleration of our sulfuric acid plant turnaround, terminalling, natural gas services and sulfur services cash flow were up a combined a $4.7 million, offset by marine transportation cash flow which was down $1.3 million.
Finally our maintenance capital expenditures in the first quarter were $1 million and our Cross plant turnaround cost were also $1 million.
Now I’d like to turn the call over to Joe McCreery, who will speak about our recent capital markets activity and the growth opportunities that this recent activity now provides our Partnership.
Joe McCreery — Vice President Finance and Head of Investor Relations
Thanks, Bob. I’d now like to walk you through the right side of the Partnership’s balance sheet and discuss our liquidity, financial condition and capital markets activities. On March 31 2010, the Partnership had total funded debt of approximately $293 million. This consisted of approximately $197 million of senior unsecured indebtedness from our newly-issued high-yield notes, $90 million drawn under our newly-amended $275 million senior secured revolving credit facility and $6 million of capitalized leases.
Thus, the Partnership’s available liquidity on March 31 was approximately $185 million. This compares favorably to the approximate $32 million of available liquidity under our then-$336 million credit facility at December 31, 2009. For the quarter ended March 31, 2010, our bank compliant leverage ratio, as defined by consolidated secured indebtedness to consolidated adjusted EBITDA was 1.14 times. And our total leverage indebtedness, as defined by funded debt to EBITDA was 3.46 times.
Additionally, our bank compliant interest coverage ratio, as defined by adjusted EBITDA to consolidated interest expense was 3.71 times. Finally, our total debt to total capitalization was 48.8% on March 31, a measured improvement since December 31 reflecting the Partnership’s February 2010 issuance of 1.65 million common units, raising approximately $51 million. In all, at March 31, 2010, the Partnership was in full compliance with all bank covenants, financial or otherwise.
As indicated, the Partnership strengthened its balance sheet and improved upon its liquidity position with the February equity issuance. This is the first time since May 2007 that the Partnership has issued equity through a public follow-on offering and it put us in a favorable position to continue our balance sheet progress and capital structure enhancement.
As I previously mentioned the partnership also successfully completed its first high-yield debt issuance near the end of the first quarter raising approximately $200 million of senior unsecured indebtedness. We believe this to be a significant milestone for MMLP. The offering, and subsequent refinancing of our credit facility, created significant liquidity upon which MMLP can grow. It also constructed a more permanent capital structure, making us less dependent on the partnerships lenders as the only source of available capital.
In conjunction with the bond offering, we amended our revolving credit facility. The amendment, among other things, reduced our total commitments from lenders from $350 to $275 million. Additionally, the amendment created more flexibility from which we can commit the growth capital expenditures. It also bifurcated our covenant package to correspond with our newly issued unsecured indebtedness. Our leverage covenant ratios are now calculated both on a senior secured basis and a total funded debt basis. Lastly, the amendment reduced the cost of borrowing on our credit facility’s pricing grid by 50 basis points.
As we’ve indicated for the past two quarters, the partnerships balance sheet and liquidity position have improved dramatically. We continue to believe this improvement will be the origin of incremental future cash flows as we look to strategic growth, both organically and through potential acquisitions. We currently have approximately $75 million of organic opportunity already identified. These projects are priced in the two to six times multiple range, however some require development and construction of up to 18 months.
Next, I realized that we likely have some new listeners on the line this morning. We would like to welcome any new debt investors or debt analysts who participated in our high-yield offering, and any new equity investors that may have joined us during the first quarter. That being said, for clarification sake, let me spend a moment to educate everyone how we calculate EBITDA internally at MMLP.
First, we start with operating income, which was $7,563,000 for the quarter. Then we add depreciation and amortization, which was $9,905,000 for the quarter. Next, we add distribution equivalence from unconsolidated entities, which can be found on our distributable cash flow reconciliation in the back of our press release. This was $3,856,000 for the quarter.
Finally, we add invested cash in unconsolidated entities, which can also be found on the distributable cash flow reconciliation in the back of the press release. This is a negative $359,000 for the quarter. The sum of those four items was $20,965,000 for the first quarter of 2010, and is our internal EBITDA number for the period. Finally, I would like to apologize for any confusion caused by yesterday’s delayed filing between the press release and the filing of the 10-Q. We’ll commence this filing both concurrently in the future and again are sorry for any inconvenience this may have caused. This concludes our prepared remarks this morning.
Mimi, we’d like to now open the lines for a question-and-answer session. Thank you.
QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] Our first question comes from James Alridge. Your line is open.
James Alridge

Yes, good morning.
Ruben Martin — Martin Midstream Partners — CEO
Good morning.
James Alridge
Could you provide some more color on how the integration of the recently acquired Waskom midstream assets is progressing?
Ruben Martin — Martin Midstream Partners — CEO
The integration?
James Alridge
Yes, there were I mean there was some that you are going to make some modifications to increase throughput?
Ruben Martin — Martin Midstream Partners — CEO
Yes, and then we are continually, we have another pipeline hookup that we had do obviously when we had the third party pipeline failure. We had to bypass some of their gas and had a hookup in order to feed it directly into the plant. That slowed its down a little bit simply because we had to reroute a lot of gas through the system, but basically 23 million a day through the system since we’ve had it in the first quarter, and that’s above from where it was when we bought it. Yes, we are proceeding along and doing all the hookups, it’s a lot of small items that have to be done in order to get the system to where it works best for our Waskom feed.
Wes Martin — Martin Midstream Partners — VP of Business Development
And I would just add in terms of dollar amounts, I’ve got an update, as of March, the number of EBITDA that came from that system is roughly $400,000 for the month of March. So, right on track in terms of financially where we expected the acquisition to be.
James Alridge
Okay, and you’re still targeting like 2011 for the completion of all of those?
Ruben Martin — Martin Midstream Partners — CEO
Yes.
James Alridge
Okay.

Ruben Martin — Martin Midstream Partners — CEO
That’s right.
James Alridge
Thank you.
Operator
[Operator Instructions]. Our next question comes from James Spitzer of Wells Fargo Securities. Your line is open..
James Spitzer with Wells Fargo Securities
Hi, good morning.
Wes Martin — Martin Midstream Partners — VP of Business Development
Good morning, James.
James Spitzer with Wells Fargo Securities
Just a couple of questions for you. First of all, on the sulfur segment, it looks like your EBITDA was about $4.5 million for the quarter, which was an improvement over the fourth quarter and that also takes into account that you would’ve had an additional $2.4 million had that sulfuric acid plant not been shutdown. So, is the right way to think about the kind of business here on a run rate basis more sort of in the $7 million EBITDA range?
Wes Martin — Martin Midstream Partners — VP of Business Development
Yeah, this is Wes Martin. I wouldn’t say on a – you can’t really take it on a first quarter because that does include our fertilizer volumes in that segment. So, you can’t really look at it, the first and second quarter are typically stronger with respect to the fertilizer and then in the third quarter you see a drop-off on that. So, when you look at it, we normally see the first and second quarter being the strongest quarters. Third quarter dips down pretty substantially and then we ramp back up in the fourth quarter.
James Spitzer with Wells Fargo Securities
I see, okay. And then, secondly in terms of the terminalling and storage segment, you mentioned that the Cross Refineries contributed about a $1.5 million of cash flow during the quarter.
Robert Bondurant — Martin Midstream Partners — CFO
Incremental above the fourth quarter. Its actual was about $2.2 million I believe.

Wes Martin — Martin Midstream Partners — VP of Business Development
Right and that, this is Wes again. One other comment on that, that includes the turnaround time and the way that we negotiated the throughput agreement essentially was on an annual basis and was not specific to each quarter. So we expect the, $10 to $11 or $10 to $12 million of EBITDA that we indicated in the past to still be the case, just not so in the first quarter but picking up again in the second, third and fourth quarters and we don’t have that turnaround time.
Joe McCreery — Martin Midstream Partners — VP of Finance & Head of Investor Relations
February’s typically the turnaround time for the facility every year.
James Spitzer with Wells Fargo Securities
So how much incremental EBITDA would you think you would’ve generated without the turnaround?
Wes Martin — Martin Midstream Partners — VP of Business Development
Again, its about, if you just took the midpoint, say we thought $11 million of EBITDA from the transaction, divide that by four and that’s a pretty, rough good estimate to give you in terms of what that would expect to contribute.
Robert Bondurant — Martin Midstream Partners — CFO
So it would have been in the high $2s compared to $2.2 actual. Its about a $500,000 swing.
James Spitzer with Wells Fargo Securities
And then finally, the marine transportation segment, can you just talk about the remainder of the year and other vessels that you might have rolling off of long-term contracts into the spot market and what your outlook is for that segment for the remainder of the year?
Robert Bondurant — Martin Midstream Partners — CFO
Well, like I did in prepared remarks, we did have 15% roll off to spot in the first quarter and we have termed those back up so we are at 94% inland. Now those term prices were probably 20% less than what the term prices were a year ago. I believe we’re at the bottom of the market, that’s why we only did a one-year term because we believe a year from now there will be better rates. I do believe we have a tow rolling off in the back. Joe you remember this?
Joe McCreery — Martin Midstream Partners — VP of Finance & Head of Investor Relations
I think that’s right and if you look at that effect of the new contracts for one year, that does put more pressure perhaps on 2011, of which about 25% of the fleet that will be re-contracted that year.

Ruben Martin — Martin Midstream Partners — CEO
We’re seeing a little bit of tightness in the market. I think refinery utilization is creeping slowly back up and obviously, refinery crack spreads have, slowly getting better too. So, we expect it to tighten up.
James Spitzer with Wells Fargo Securities
Okay, that’s it for me. Thank you very much.
Robert Bondurant — Martin Midstream Partners — CFO
Thank you, James.
Operator
Thank you, our next question come from Selman Accual from Stifel Nicolaus. Your line is open.
Selman Accual — Stifel Nicolaus
A couple of quick questions if I may, first of all on the co-gen plant, on your investment there, is that going to take you completely off the grid then, and that’s what you’re going to be relying on or is this just strictly backup power?
Ruben Martin — Martin Midstream Partners — CEO
Yes, it will allow us to go both ways on the grid. We can actually sell back to the grid and that’s really where we’re getting the payout on the co-gen system, is by selling back into the grid when everything’s running. But, it will allow us to separate ourselves from the grid if there’s a problem and we can be independent on that, so power surges and things like that when we have problems in the bad weather will not be as big a factor in the future. So we will not need any electricity coming from the grid and as it turns out we’re finding out that we were right on the end of one of the major transmission lines, and so being the last guy on the block, we ended up getting more interruptions than people on up the system. So, we fully expect to be independent. That way the power surges, the shut downs in the cold weather we had an extremely cold winter out in Northwest Texas. Anything you want to add, Don?
Don Neumeyer — Martin Midstream Partners — Executive VP of Operations
No, and we’re utilizing steam that we are making from the acid plant process.
Ruben Martin — Martin Midstream Partners — CEO
Yeah exactly, you have to remember it’s totally co-generation. This is steam that were venting now and this is the steam that will run the unit so there is no additional costs, so it’s cuts our electric bill down and we generate revenue from selling back to the grid.

Selman Accual — Stifel Nicolaus
When you say cut your electric bill down, is it going to be material enough where we will see a flow through to numbers.
Ruben Martin — Martin Midstream Partners — CEO
Yeah, that’s the pay out, on the expense, the $3.5 million or so that were spending on the co-generation. The payout on that is about a six to seven multiple.
Robert Bondurant — Martin Midstream Partners — CFO
But that just the primary part and that secondary is the fact that you don’t have interruptions
Ruben Martin — Martin Midstream Partners — CEO
If you take out the interruptions and those kind of things, we didn’t calculate any of that back into that payout. That’s purely reduction of electricity costs and a sales revenue cost back to the grid that we calculate that on. So, if you put in the unscheduled downtime that multiple would be much better.
Selman Accual — Stifel Nicolaus
All right. And then, is there any more color you can give on the $75 million in organic projects on how quickly those might be coming online. I know you said some of them have up to 18 months lead time but some of them shorter than that. Is there anything that might be impacting this year?
Joe McCreery — Martin Midstream Partners — VP of Finance & Head of Investor Relations
Yeah, Selman, this is Joe. I think there are a couple of smaller ones that will be coming in fourth quarter of 2010, but some of that is substantial in that, particularly with respect to our specialty terminalling segment, there is some construction engineering required that will take sometime to complete. And we haven’t discussed those publically, those still have to be approved by the Board but we’re in the process of getting those projects engineered and the economics run and presented for approval to the Board.
Selman Accual — Stifel Nicolaus
All right, thanks very much.
Operator
Thank you. Our next question comes from Dulyan Shaw of McKaid. Your line is open.
Dulyan Shaw — McKaid

Hi, good morning.
Robert Bondurant — Martin Midstream Partners — CFO
Good morning.
Dulyan Shaw — McKaid
Most of my questions have been addressed but just quickly just going back to your EBITDA calculation. The starting point you’re using operating profit. Does that number include the various charges that you had in the quarter and gains and if I am not mistaken, I’m just wondering if the mark-to-market gain is included in that number?
Robert Bondurant — Martin Midstream Partners — CFO
That – the mark-to-market $50,000 – approximately $50,000 from the commodity losses is included in that number but $3.2 million of interest rate hedge gains is in the interest expense line.
Dulyan Shaw — McKaid
Okay, got it. But that number also includes the cost related to the turnaround?
Robert Bondurant — Martin Midstream Partners — CFO
Yes, it’s buried in operating expense, a million dollars extra expense in operating expense, and then the opportunity cost of not having product to sell, sulfuric acid product to consume internally in the fertilizer plant and sell to third parties. So a million dollars is repair and maintenance, and a million-four is lost opportunity profits.
Dulyan Shaw — McKaid
Got it, right. Can you also, it wasn’t discussed, but the whole gulf situation. I don’t expect the impact be large for you guys but can you just walk us through some scenarios that you kind of thought of as far as what the indirect impact might be to you?
Robert Bondurant — Martin Midstream Partners — CFO
Well, initially obviously because the event out there, BP is having to spend a lot of money so our terminal shore-based activity is picking up. BP is talking to several of our shore bases to stage activity out of there so we’re seeing an increase in activity. Beyond that, so in the short run, I think it’s going to be fine. On the marine side, we’re basically an intra-coastal inland business and I don’t think there’s been much risk or discussion of oil getting into the inter-coastal water ways. The slick out there, we have offshore vessel transportation from western gulf Beaumont primarily to Tampa and we just have gone south of the spill and it has really not impacted us. Now long term, where does the drilling industry go? That’s the question we cant answer.
Dulyan Shaw — McKaid

Sure, but that would be impact more of your terminalling, correct?
Robert Bondurant — Martin Midstream Partners — CFO
Yeah and the existing projects we’re servicing is development projects right now, really no exploration projects. So in the next six months that business will be continuous. So the question is, beyond six months will there be drilling in the gulf? I’ve got to think so. I mean you’re shutting down the whole Gulf Coast economy if you do something, I think they will figure it out and I’m sure there will be some more regulation, but that’s my believe. Perhaps increased costs.
Dulyan Shaw — McKaid
So, of that development, would have a guess of what the breakdown is between shelf and deep shelf and deepwater?
Robert Bondurant — Martin Midstream Partners — CFO
We have a handful of deepwater contracts that are significant as far as cash flow goes. I think the volume of business is more shelf, deepwater is less volume but profits are kind of inversed, there is more activity dollar-wise I think on the deeper Gulf.
Dulyan Shaw — McKaid
So if you were to break that down rough percentages as what would you say?
Robert Bondurant — Martin Midstream Partners — CFO
Gosh, I’m going to guess, 35% deepwater, 65% shelf, but that’s just a wild guess.
Dulyan Shaw — McKaid
Okay. Great, thank you.
Robert Bondurant — Martin Midstream Partners — CFO
You’re welcome.
Operator
Thank you our next question comes from Sean Walsh, RBC Capital Market. Your line is open.
Sean Walsh — RBC Capital Markets
That’s Sean Walsh, thank you. Good morning.
Robert Bondurant — Martin Midstream Partners — CFO
Good morning Sean.

Sean Walsh — RBC Capital Markets
Hey, most of my questions have been answered, but I just wanted to make sure that I’m clear on this one point. The $8 million interest expense, $3.8 of that or $3.2 of that is for the early extinguishment of interest rate swaps, is that correct?
Robert Bondurant — Martin Midstream Partners — CFO
Um, $3.8 or I mean $3,850,000 is interest rate swap early termination. But we had a non-cash mark-to-market hedge benefit of $3.2 million. So the net of those two is about $600,000 and then we have increased debt amortization costs in that number, non-cash charges, of about $1.5 million, but in that $1.5 million that’s not the going run rate. $0.5 million was in fact that one lender came out of our facility so we had to amortize all of the cost related to that. So the ongoing non-cash amortization expense will be $1 million.
Sean Walsh — RBC Capital Markets
Okay, I mean my point is that that $8 million interest expense, which is $3 million higher than what we’ve seen in the past, that’s not a new baseline that’s...
Wes Martin — Martin Midstream Partners — VP of Business Development
No, no, no I think the baseline probably is about, it should be about, cash, cash interest expense, it should be about $5 million a quarter.
Sean Walsh — RBC Capital Markets
Okay, yeah that’s what I thought. And just one more thing, you guys are going to have a meeting on these CapEx projects that you’re looking at I guess in the next week or so?
Robert Bondurant — Martin Midstream Partners — CFO
Yeah, the next two days we have all our managers in house here in Kilgore and we, as soon as this call’s over, we’re starting meetings to go over everybody’s growth capital expenditures and we will start sifting through those and determining the best values and most strategic opportunities.
Sean Walsh — RBC Capital Markets
And so once you decide to give those projects, or whichever projects you give the green light, are you going to come back out and provide some CapEx guidance for the year?
Robert Bondurant — Martin Midstream Partners — CFO
Yes.
Sean Walsh — RBC Capital Markets
All right, thank you.

Robert Bondurant — Martin Midstream Partners — CFO
You’re welcome.
Operator
Thank you, [Operator Instructions]. There is a question from Jeff Morgan of Wells Fargo. Your line is open.
Jeff Morgan — Wells Fargo
Yeah, thanks. Good morning. Just a quick clarification regarding the $3.85 million payment for the extinguishment of the swaps. Is that a cash payment? The reason why I’m asking is because it looks like you added it back to the net, DCF number that you have in the press release. Just looking for a little clarification on that.
Robert Bondurant — Martin Midstream Partners — CFO
Yeah it is a cash payment but that was financing activity, it wasn’t operating activity that generates distributable cash flow. So that’s why its added back and that’s, that’s very consistent what the other MLPs have done.
Jeff Morgan — Wells Fargo
Okay, I appreciate it. Thanks.
Robert Bondurant — Martin Midstream Partners — CFO
You bet.
Operator
Thank you, [Operator Instructions] I am showing no further questions in the queue.
Ruben S. Martin, President and Chief Executive Officer
Okay, well this is Ruben and just to wrap it up, I want to, just say that relative to the fourth quarter, both the lube refinery, which was planned, and of course our acid plant, which was unplanned. And, basically it moved it up, when you look at a 12 month annual basis on the acid plant, it should not make any major differences due to turnaround time, due to production and those kinds of things. It’s just the situation that you keep waiting on a day-to-day to bring it up and you keep having problems, but we did get back up in March and it’s been running pretty steady ever since.
So you had about $2 million of maintenance turnaround cost in that quarter, which offset a pretty good performance in terminalling, natural gas and, of course, our fertilizer and we expect a stronger second quarter. Significant maintenance costs are behind us. Fertilizer margins are very good right now and the fertilizer is moving well. So we fully expect that segment to recover in the second quarter. So, with that, I appreciate everybody’s time and we appreciate your confidence in our company and we’ll move forward. Thank you.
Operator
Thank you, this concludes the conference for today. You may all disconnect and have a wonderful day.